Media Kelly Henry Director, Corporate Marketing 610.491.7474 news@gsicommerce.com	Investors Steve Somers, CFA Sr. Director, Corporate Development, Investor Relations & Treasury 610.491.7068 ir@gsicommerce.com

GSI Commerce Elects Josh Kopelman to its Board of Directors

KING OF PRUSSIA, Pa., Feb. 8, 2011 – GSI Commerce Inc. (Nasdaq: GSIC), a leading provider of e-commerce and interactive marketing solutions, today announced that renowned Internet entrepreneur and investor Josh Kopelman has been elected by the company’s board of directors to serve as a director of the company. The appointment of Kopelman brings the total number of GSI Commerce board members to 11.

In 1992, Kopelman co-founded Infonautics, an Internet information company, and took it public in 1996. He founded Half.com in 1999 and grew it to become one of the largest sellers of used books, movies and music in the world. Half.com was acquired by eBay Inc. in 2000 where he ran the business for three years. After leaving eBay Inc. in 2003, he co-founded TurnTide, an anti-spam company that was acquired by Symantec. Kopelman is currently managing director of First Round Capital, a seed stage technology venture fund with offices in Philadelphia, San Francisco and New York.

“Josh is one of the most successful Internet entrepreneurs and investors,” said Michael G. Rubin, founder and chief executive officer of GSI. “His vision and understanding of the changing landscape of e-commerce and the Internet will be very helpful as GSI Commerce continues to expand and evolve.”

“GSI Commerce is a pioneer in e-commerce and digital marketing and is very well positioned in large and growing markets,” said Josh Kopelman. “Joining the board now as Michael and the leadership team continue to diversify and grow the business with innovative concepts like Rue La La and ShopRunner.com is extremely exciting.”

About GSI Commerce
GSI Commerce® enables e-commerce, multichannel retailing and digital marketing for global enterprises in the U.S. and internationally. GSI’s e-commerce services which include technology, order management, payment processing, fulfillment and customer care, are available on a modular basis or as part of an integrated solution. GSI’s Global Marketing Services division provides innovative digital marketing products and services comprised of database management and segmentation, marketing distribution channels, a global digital agency to drive strategic and creative direction and an advanced advertising analytics and attribution management platform.  Additionally, GSI provides brands and retailers platforms to engage directly with consumers through RueLaLa.com, an online private sale shopping destination, and ShopRunner.com, a members-only shopping service that offers unlimited free two-day shipping and free shipping on returns for a $79 annual subscription.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements to be made during the presentation, including those in the tape recording, live audio and live Webcast of the presentation, other than statements of historical fact, are or will be forward-looking statements. Actual results might differ materially from what is expressed or implied by these forward-looking statements. Additional information about potential factors that could affect GSI Commerce can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed by GSI Commerce with the SEC. GSI Commerce expressly disclaims any intent or obligation to update these forward-looking statements.

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